Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current, Vice President and CFO
517/372-9200

Neogen reports best quarter in its 26-year history

LANSING, Mich., Jan. 6, 2009 – Neogen Corporation (Nasdaq: NEOG) announced today that its net income for the second quarter of FY 2009, which ended Nov. 30, increased 20% from the previous year’s second quarter. On a per-share basis, net income in the quarter rose to $0.26, compared to the prior year’s $0.22. Neogen’s second quarter net income of $3,901,000 set another quarterly record for the 26-year-old company.

Year-to-date net income for the first six months of Neogen’s 2009 fiscal year increased 22% to $7,634,000 from $6,265,000 in FY 2008, or to $0.51 per share in the current year from the prior year’s $0.42. Second quarter revenues increased 15% to $31,187,000, also a quarterly record, compared to the prior year’s $27,210,000. Year-to-date revenues rose 20% during the fiscal year’s first half to $59,992,000 from FY 2008’s $50,118,000.

The second quarter was the 63rd consecutive profitable quarter from operations for the company, and the 67th quarter of the past 72 quarters to show increased revenues as compared with the previous year—a span of 18 years.

“Despite the difficult economic climate, we are once again proud to report that the operational strength throughout Neogen delivered yet another strong quarterly performance,” said James Herbert, Neogen’s chief executive officer and chairman. “The second quarter was a healthy combination of growth in a number of our core products, and a great start for the product lines that we acquired within the past year. While economic difficulties are impacting every company, our strategy continues to provide opportunity for growth.”

The second quarter saw a continuation of Neogen’s tradition of successfully integrating acquisitions to provide incremental top line and, more importantly, bottom line growth. Recent acquisitions helped Neogen achieve an increase of 22% in its operating income—from $4,798,000 in FY 2008 to $5,861,000 in the current year.

“We’re very pleased with the second quarter results considering unique challenges we faced in the quarter-to-quarter comparisons to the prior year,” said Lon Bohannon, Neogen’s president and chief operating officer. “In particular, the world-wide economic turmoil resulted in some significant currency exchange adjustments that negatively impacted reported second quarter sales. Our increase in unit volume was substantially better than the reported increase in sales for our Food Safety Division.”

Neogen’s Animal Safety Division led the company’s second quarter revenue increase, with sales up 24% from $12,736,000 in FY 2008 to $15,808,000 in FY 2009. Year-to-date, the division’s revenues increased 33% from the prior year to $29,064,000. While the July 2008 acquisition of a line of agricultural and veterinary disinfectants from DuPont Animal Health Solutions contributed significantly to the year-over-year revenue gain, same-store sales also improved, and a number of core product lines experienced significant revenue increases compared to the previous year. Sales of Neogen’s veterinary biologics increased more than 60% in the quarter, as the company responded to suspected equine botulism outbreaks in at least four U.S. states. Neogen is the exclusive provider of a vaccine against the most prevalent type of equine botulism and expanded its domestic distribution of this proprietary vaccine during the second quarter.

Neogen’s Animal Safety division continued to grow sales of the Kane products acquired in August 2007. Sales of the Kane products, including veterinary obstetrical gloves, bovine hoofcare, and surgical supplies, increased approximately 20% in the FY 2008 quarter compared to the prior year. Continuing market acceptance of Neogen’s line of veterinary supplements primarily for dogs and cats led to a 26% increase in sales of the company’s Kare product line.

Neogen’s Food Safety Division second quarter revenues, which were exclusively same-store sales, increased 6% to $15,379,000 in FY 2009. Year-to-date, the Food Safety Division’s revenues were up 10% to $30,928,000 for FY 2009 from $28,232,000 in FY 2008. Excluding the impact of currency translation that significantly reduced reported second quarter dollar-denominated sales of dairy antibiotic tests and sales for the company’s Neogen Europe subsidiary, sales growth for food safety would have been over 12% for the quarter and on a year-to-date basis.

This division’s second quarter revenue increases were led by the continuing strong performance of its Lansing, Mich.-based diagnostics group, which reported sales growth of approximately 16%. Sales of Neogen rapid tests for food allergens increased more than 50% as food processors increase efforts to protect consumers from the consequences of the presence of unintended allergens in their products. An increased use of test kits to detect dairy milk allergens in soy milk contributed significantly to the overall growth in sales of food allergen test kits.

Sales of Neogen’s Soleris™ general microbial detection system, including single-use disposable vials used in conjunction with Neogen’s proprietary optical reader, also increased by more than 50% on a year-to-year comparison for the quarter. The Soleris system allows for the accurate detection of spoilage organisms, such as yeast and mold, in a fraction of the time of traditional microbial detection methods. Similarly, sales of the disposable samplers used with Neogen’s innovative AccuPoint® ATP sanitation monitoring system experienced a strong double-digit sales increase in the second quarter of FY 2009 compared to the previous year.

Neogen’s second quarter also saw Forbes Magazine name Neogen to its annual list of the 200 Best Small Companies in America for the fourth consecutive year and seventh time in the last nine years. The Forbes list is based on growth in sales, earnings, and return on equity for the past five years, and the latest 12 months.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Nov. 30		Six months ended Nov. 30
	2008	2007	2008	2007
Revenue
Food Safety	$15,379	$14,474	$30,928	$28,232
Animal Safety	15,808	12,736	29,064	21,886

Total revenue	31,187	27,210	59,992	50,118
Cost of sales	15,062	13,039	29,063	23,650

Gross margin	16,125	14,171	30,929	26,468
Other expenses
Sales & marketing	6,013	5,456	11,632	10,134
Administrative	3,032	2,862	5,612	5,192
Research & development	1,219	1,055	2,171	1,797

Total other expenses	10,264	9,373	19,415	17,123

Operating income	5,861	4,798	11,514	9,345
Other revenue	240	306	445	470

Income before tax	6,101	5,104	11,959	9,815
Income tax	2,200	1,850	4,325	3,550

Net income	$3,901	$3,254	$7,634	$6,265
Net income per diluted share	$0.26	$0.22	$0.51	$0.42

Other information:
Shares to calculate per share	15,122	14,846	15,075	14,816
Depreciation & amortization	$994	$821	$1,950	$1,639
Interest expense	—	—	—	—
Gross margin (% of sales)	51.7%	52.1%	51.6%	52.8%
Operating income (% of sales)	18.8%	17.6%	19.2%	18.6%
Revenue increase vs. FY 2008	14.6%		19.7%
Net income increase vs. FY 2008	19.9%		21.9%

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Nov. 30 2008	May 31 2008
Assets
Current assets
Cash & securities	$12,721	$14,270
Accounts receivable	21,581	19,384
Inventories	31,262	27,799
Other current assets	3,898	4,178

Total current assets	69,462	65,631
Property & equipment	16,772	16,889
Goodwill & other assets	50,703	43,837

Total assets	$136,937	$126,357

Liabilities & Stockholders’ Equity
Current liabilities	$11,937	$11,136
Long-term lines of credit	—	—
Other long-term liabilities	4,148	3,973
Stockholders’ equity—shares outstanding 14,726 in Nov. & 14,518 in May	120,852	111,248

Total liabilities & stockholders’ equity	$136,937	$126,357

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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